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                                Exhibit 23 (d)(1)

                     Interim Investment Management Agreement

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                                     INTERIM
                         INVESTMENT MANAGEMENT AGREEMENT
                 FOR CERTAIN SERIES OF THE MONTGOMERY FUNDS III

                MONTGOMERY VARIABLE SERIES: EMERGING MARKETS FUND


        THIS INTERIM INVESTMENT MANAGEMENT AGREEMENT (the "Agreement") made as of the 18th day of January, 2003, by and between THE MONTGOMERY FUNDS III, a Delaware business trust (the "Trust"), on behalf of the series of the Trust listed in Appendix A hereto (the "Fund") and Gartmore Global Asset Management Trust, a business trust organized and existing under the laws of the State of Delaware (the "Manager").

                                   WITNESSETH:

        WHEREAS, the Trust is an open-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

        WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of supplying investment advice, investment management and administrative services, as an independent contractor; and

        WHEREAS, the Trust desires to retain the Manager to render advice and services to the Fund pursuant to the terms and provisions of this Agreement, and the Manager is interested in furnishing said advice and services; and

        WHEREAS, Montgomery Asset Management, LLC ("MAM") renders advice and services to the Fund under an Amended and Restated Investment Management Agreement dated August 30, 2002 ("Old Agreement"); and


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        WHEREAS, the Board of Trustees of the Trust, on January 14, 2003,
terminated the Old Agreement , effective as of January 17, 2003; and

        WHEREAS, the Board of Trustees of the Trust, on January 14, 2003, duly approved this "Interim Investment Management Agreement," effective as of January 18, 2003, pursuant to Rule 15a-4 under the 1940 Act, and, pursuant to this interim agreement, the Adviser is to be retained to act as investment adviser for the Fund; and

        WHEREAS, in connection with a transaction whereby the Advisor will assume investment management of the Fund ("the Transaction"), it is expected that a proposal shall be submitted to shareholders of the Fund under which such Fund would be reorganized into the relevant series of Gartmore Variable Insurance Trust (the "Reorganization") pursuant to an Agreement and Plan of Reorganization between the Trust and Gartmore Variable Insurance Trust (the "Plan"); and

        WHEREAS, the Trust and the Manager enter into this Agreement pursuant to Rule 15a-4 under the 1940 Act and intend for this Agreement's term to commence on January 18, 2003 and to extend only for so long as necessary to obtain the requisite vote of the shareholders of the Fund, as required by law and the Trust's By-Laws, to approve a new Investment Management Agreement between the Trust and the Manager ("New Agreement") or one hundred and fifty (150) days from the date of the termination of the Old Agreement, whichever occurs first;

        NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:


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        1. Appointment of Manager. The Trust hereby employs the Manager and the
Manager hereby accepts such employment, to render investment advice and management services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Trust's Board of Trustees.

        2. Duties of Manager.

               (a) General Duties. The Manager shall act as investment manager to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, programs and restrictions of the Fund as provided in the Trust's governing documents, including, without limitation, the Trust's Agreement and Declaration of Trust and By-Laws, or otherwise and such other limitations as the Trustees may impose from time to time in writing to the Manager. Without limiting the generality of the foregoing, the Manager shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of portfolio securities for the Fund, including the taking of such other steps as may be necessary to implement such advice and recommendations; (ii) furnish the Fund with reports, statements and other data on securities, economic conditions and other pertinent subjects which the Trust's Board of Trustees may reasonably request; (iii) manage the investments of the Fund, subject to the ultimate supervision and direction of the Trust's Board of Trustees; (iv) provide persons satisfactory to the Trust's Board of Trustees to act as officers and employees of the Trust and the Fund (such officers and employees, as well as certain trustees, may be trustees, directors, officers, partners, or employees of the Manager or its affiliates) but not including personnel to provide administrative services or distribution services


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to the Fund; and (v) render to the Trust's Board of Trustees such periodic and special reports with respect to the Fund's investment activities as the Board may reasonably request.

               (b) Brokerage. The Manager shall place orders for the purchase and sale of securities either directly with the issuer or with a broker or dealer selected by the Manager. In placing the Fund's securities trades, it is recognized that the Manager will give primary consideration to securing the most favorable price and efficient execution, so that the Fund's total cost or proceeds in each transaction will be the most favorable under all the circumstances. Within the framework of this policy, the Manager may consider the financial responsibility, research and investment information, and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Manager may be a party.

        It is also understood that it is desirable for the Fund that the Manager have access to investment and market research and securities and economic analyses provided by brokers and others. It is also understood that brokers providing such services may execute brokerage transactions at a higher cost to the Fund than might result from the allocation of brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the purchase and sale of securities for the Fund may be made with brokers who provide such research and analysis, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice to determine whether the Fund benefits, directly or indirectly, from such practice. It is understood by both parties that the Manager may select broker-dealers for the execution of the Fund's portfolio transactions who provide research and analysis as the Manager may lawfully and appropriately use in its investment management


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and advisory capacities, whether or not such research and analysis may also be useful to the Manager in connection with its services to other clients.

        On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and the most efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

               (c) Administrative Services. The Manager shall oversee the administration of the Fund's business and affairs although the provision of administrative services, to the extent not covered by subparagraphs (a) or (b) above, is not the obligation of the Manager under this Agreement. Notwithstanding any other provisions of this Agreement, the Manager shall be entitled to reimbursement from the Fund for all or a portion of the reasonable costs and expenses, including salary, associated with the provision by Manager of personnel to render administrative services to the Fund.

        3. Best Efforts and Judgment. The Manager shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

        4. Independent Contractor. The Manager shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Fund in any way, or in any way be


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deemed an agent for the Trust or for the Fund. It is expressly understood and agreed that the services to be rendered by the Manager to the Fund under the provisions of this Agreement are not to be deemed exclusive, and the Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

        5. Manager's Personnel. The Manager shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the staff and personnel of the Manager shall be deemed to include persons employed or retained by the Manager to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Manager or the Trust's Board of Trustees may desire and reasonably request.

        6. Reports by Fund to Manager. The Fund will from time to time furnish to the Manager detailed statements of its investments and assets, and information as to its investment objective and needs, and will make available to the Manager such financial reports, proxy statements, legal and other information relating to the Fund's investments as may be in its possession or available to it, together with such other information as the Manager may reasonably request.

        7. Expenses.


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               (a) With respect to the operation of the Fund, the Manager is responsible for (i) the compensation of any of the Trust's trustees, officers, and employees who are affiliates of the Manager (but not the compensation of employees performing services in connection with expenses which are the Fund's responsibility under Subparagraph 7(b) below), (ii) the expenses of printing and distributing the Fund's prospectuses, statements of additional information, and sales and advertising materials (but not the legal, auditing or accounting fees attendant thereto) to prospective investors (but not to existing shareholders), and (iii) providing office space and equipment reasonably necessary for the operation of the Fund.

               (b) The Fund is responsible for and has assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 7(a) above, including but not limited to: fees and expenses incurred in connection with the issuance, registration and transfer of its shares; brokerage and commission expenses; all expenses of transfer, receipt, safekeeping, servicing and accounting for the cash, securities and other property of the Trust for the benefit of the Fund including all fees and expenses of its custodian, shareholder services agent and accounting services agent; interest charges on any borrowings; costs and expenses of pricing and calculating its daily net asset value and of maintaining its books of account required under the 1940 Act; taxes, if any; expenditures in connection with meetings of the Fund's shareholders and Board of Trustees that are properly payable by the Fund; salaries and expenses of officers and fees and expenses of members of the Trust's Board of Trustees or members of any advisory board or committee who are not members of, affiliated with or interested persons of the Manager; insurance premiums on property or personnel of the Fund which inure to its benefit, including liability and fidelity bond insurance; the cost of preparing and printing reports, proxy statements,


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prospectuses and statements of additional information of the Fund or other communications for distribution to existing shareholders; legal, auditing and accounting fees; trade association dues; fees and expenses (including legal fees) of obtaining and maintaining any required registration or notification for its shares for sale under federal and applicable state and foreign securities laws; all expenses of maintaining and servicing shareholder accounts, including all charges for transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents for the benefit of the Fund, if any; and all other charges and costs of its operation plus any extraordinary and non-recurring expenses, except as herein otherwise prescribed.

               (c) To the extent the Manager incurs any costs by assuming expenses which are an obligation of the Fund as set forth herein, the Fund shall promptly reimburse the Manager for such costs and expenses, except to the extent the Manager has otherwise agreed to bear such expenses. To the extent the services for which the Fund is obligated to pay are performed by the Manager, the Manager shall be entitled to recover from the Fund to the extent of the Manager's actual costs for providing such services.

        8. Investment Advisory and Management Fee.

               (a) The Fund shall pay to the Manager, and the Manager agrees to accept, as full compensation for all administrative and investment management and advisory services furnished or provided to the Fund pursuant to this Agreement, a management fee as set forth in the Fund and Fee Schedule attached hereto as Appendix A, as may be amended in writing from time to time by the Trust and the Manager.


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               (b) The initial fee under this Agreement shall be payable on the first business day of the first month following the effective date of this Agreement and shall be prorated as set forth below. If this Agreement is terminated before the end of any month, the fee to the Manager shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

               (c) All fees payable to the Manager under this Section 8 shall be accrued daily and paid by the Fund to an interest-bearing escrow account with an institution mutually agreed upon by both parties; provided that if a new agreement is approved by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund before the termination of this Agreement, all amounts paid by the Fund in the escrow account will be immediately payable to the Manager along with the interest attributable to such amounts upon such approval; provided further, that if a majority of the outstanding voting securities of the Fund do not approve a new agreement with respect to the Fund before the termination of this Agreement, the Manager shall, upon termination of this Agreement, be entitled only to the lesser of: (i) the costs incurred in performing this Agreement with respect to the Fund plus interest earned on that amount while in escrow; or (ii) the total amount paid by the Fund to the escrow account plus interest earned on that amount.

               (d) Fee Reduction. The Manager may, but is not required to, reduce all or a portion of its fees and/or reimburse the Fund for other expenses in order to decrease the operating expenses of the Fund. Any such reduction, reimbursement, or payment (collectively "subsidies")


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shall be applicable only to such specific subsidy and shall not constitute an agreement to continue such subsidy in the future. Any such subsidy will be agreed to prior to accrual of the related expense or fee and will be estimated daily and reconciled and paid on a monthly basis. The Manager has agreed to limit the Fund's operating expenses as set forth in Appendix B for the term of this Agreement. To the extent such an expense limitation has been agreed to by the Manager and such limit has been disclosed to shareholders of the Fund in the Prospectus, the Manager may not change the limitation without first disclosing the change in an updated Prospectus.

               The Manager may seek reimbursement of any subsidies made by the Manager either voluntarily or pursuant to contract. The reimbursement of any subsidy must be approved by the Trust's Board of Trustees and must be sought no later than the end of the third fiscal year following the year to which the subsidy relates if the aggregate expenses for that period do not exceed any more restrictive limitation to which the Manager has agreed (subsidies available for reimbursement to the Manager are collectively referred to as the "Recoupment Balance") and the Board of Trustees approves the reimbursement. For example, subsidized Operating Expenses relating to the period July 1, 2002 through June 30, 2003 would no longer be eligible for reimbursement after July 1, 2006. The Manager agrees not to request or seek reimbursement of subsidized Operating Expenses that are no longer eligible for reimbursement. The Manager may not request or receive reimbursement of the Recoupment Balance before payment of the Fund's operating expenses for the current year and cannot cause the Fund to exceed any agreed upon expense limitation for that year in making such reimbursement.


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               (e) The Manager may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement prior to the time such compensation or reimbursement has accrued as a liability of the Fund. Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Manager hereunder.

        9. Fund Share Activities of Manager's Directors, Partners, Officers and Employees. The Manager agrees that neither it nor any of its directors, partners, officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers and partners or bona fide employees of the Manager or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act.

        10. Conflicts with Trust's Governing Documents and Applicable Laws. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Agreement and Declaration of Trust, By-Laws, or any applicable statute or regulation, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust and the Fund.

        11. Manager's Liabilities.

               (a) In the absence of willful misfeasance, bad faith, negligence, or reckless disregard of the obligations or duties hereunder on the part of the Manager, the Manager shall not


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be subject to liability to the Trust or the Fund or to any shareholder of the
Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund; provided, however, that this provision shall not be construed as a waiver or limitation of any rights which the Trust or the Fund may have under applicable federal securities laws.

               (b) The Fund shall indemnify and hold harmless the Manager, its managing member and the shareholders, directors, officers and employees of each of them (any such person, an "Indemnified Party") against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party's performance or non-performance of any duties under this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement; and provided, further, that this provision shall not be construed as a waiver or limitation of any rights which the Trust or the Fund may have under applicable federal securities laws.

               (c) No provision of this Agreement shall be construed to protect any Trustee or officer of the Trust, or managing member, director or officer of the Manager, from liability in violation of Sections 17(h) and (i) of the 1940 Act.


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        12. Non-Exclusivity. The Trust's employment of the Manager is not an exclusive arrangement, and the Trust may from time to time employ other individuals or entities to furnish it with the services provided for herein.

        13. Term. This Agreement shall become effective on January 18, 2003 and shall remain in effect for a period not to exceed one hundred and fifty (150) days from January 18, 2003, unless sooner terminated as provided herein; provided, however, that if the Agreement is approved by the vote of a majority of a Fund's outstanding voting securities, this Agreement shall remain in effect with respect to that Fund until the closing date of the Reorganization as identified in the Plan, unless sooner terminated as provided herein.

        14. Termination. This Agreement may be terminated by the Trust on behalf of any one or more of the Funds at any time without payment of any penalty, by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of a Fund, upon ten (10) days' written notice to the Manager, and by the Manager upon sixty (60) days' written notice to a Fund.

        15. Termination by Assignment. This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act.

        16. Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund.


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        17. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

        18. Definitions. The terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings as set forth in the 1940 Act.

        19. Notice of Declaration of Trust. The Manager agrees that the Trust's obligations under this Agreement shall be limited to the Fund and to its assets, and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any trustee, officer, employee or agent of the Trust or the Fund.

        20. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

        21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

        22. Nonpublic Personal Information. Notwithstanding any provision herein to the contrary, the Manager agrees on behalf of itself and its directors, officers, and employees (1) to treat confidentially and as proprietary information of the Trust (a) all records and other information relative to the Fund and its prior, present, or potential shareholders (and clients of


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said shareholders) and (b) any Nonpublic Personal Information, as defined under
Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Privacy Act"), and (2) not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust, Regulation S-P or the Privacy Act, except after prior notification to and approval in writing by the Trust. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Manager may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

        23. Anti-Money Laundering Compliance. The Manager acknowledges that, in compliance with the Bank Secrecy Act, as amended, and implementing regulations ("BSA"), the Fund has adopted an Anti-Money Laundering Policy. The Manager agrees to comply with the Fund's Anti-Money Laundering Policy and the BSA, as the same may apply to the Manager, now and in the future. The Manager further agrees to provide to the Fund and/or the Trust such reports, certifications and contractual assurances as may be requested by the Fund or the Trust. The Trust and the Fund may disclose information respecting the Manager to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

        24. Certifications; Disclosure Controls and Procedures. The Manager acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002, and the implementing regulations promulgated thereunder, the Fund is required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust or the Fund,


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the Manager agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Fund's disclosure controls and procedures. The Manager agrees to inform the Trust and the Fund of any material development related to the Trust or the Fund that the Manager reasonably believes is relevant to the certification obligations of the Fund under the Sarbanes-Oxley Act.



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.



THE MONTGOMERY FUNDS III                     GARTMORE GLOBAL ASSET MANAGEMENT
                                             TRUST.



By:                                          By:
     ----------------------------------           ------------------------------
Name:                                        Name:
Title:                                       Title:



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                                   Appendix A
                                   ----------

                Fund and Fee Schedule - The Montgomery Funds III


Montgomery Variable Series: Emerging Markets Fund     1.25% of the first $250
                                                      million of net assets;
                                                      plus 1.00% of net assets
                                                      over $250 million



THE MONTGOMERY FUNDS III                     GARTMORE GLOBAL ASSET MANAGEMENT
                                             TRUST.



By:                                          By:
     ----------------------------------           ------------------------------
Name:                                        Name:
Title:                                       Title:
Date:                                        Date:



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                                   Appendix B
                                   ----------

                      Limitation on Fund Operating Expenses

The Manager hereby agrees to limit the Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in the table below (the "Operating Expense Cap"). The term "Operating Expenses" with respect to the Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Manager's investment advisory or management fee under Section 8 of the Interim Investment Management Agreement, and other expenses described in Section 7 of the Interim Investment Management Agreement, but does not include any Rule 12b-1 fees, front-end or contingent deferred loads, taxes, interest, short sale dividend expenses, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

Fund                                                  Operating Expense Cap
----                                                  ---------------------


Montgomery Variable Series: Emerging Markets Fund     1.75% of net assets


THE MONTGOMERY FUNDS III                     GARTMORE GLOBAL ASSET MANAGEMENT
                                             TRUST



By:                                          By:
            ---------------------------                -------------------------
Name:                                        Name:
Title:                                       Title:
Date:                                        Date:



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